Exhibit 99.2

Brandywine Realty Trust Announces Tender Offer for Any and All

of its Outstanding 7.50% Guaranteed Notes due 2015 and 6.00% Guaranteed Notes due 2016

RADNOR, PA, December 13, 2012 — Brandywine Realty Trust (NYSE: BDN) announced today that its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), has commenced a cash tender offer (the “Tender Offer”) for any and all of the $216,819,000 outstanding principal amount of its 7.50% Guaranteed Notes due May 15, 2015 (the “2015 Notes”) and any and all of the $250,000,000 outstanding principal amount of its 6.00% Guaranteed Notes due April 1, 2016 (the “2016 Notes”) issued by the Operating Partnership (the 2015 Notes and the 2016 Notes, collectively, the “Notes”). The consideration payable will be $1,135.49 per $1,000 principal amount of 2015 Notes and $1,130.00 per $1,000 principal amount of 2016 Notes, each plus accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer, which will be the same business day as the Expiration Time (as defined below). Additional terms and conditions of the Tender Offer will be set forth in the Offer to Purchase (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) dated December 13, 2012.

The Tender Offer will expire at 8:00 a.m., New York City time, on Thursday, December 27, 2012, unless extended or earlier terminated by the Operating Partnership (the “Expiration Time”). Under certain circumstances described in the Offer to Purchase, the Operating Partnership may terminate the Tender Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time. The Tender Offer will be funded by a combination of available cash on hand, the proceeds from pending note offerings and borrowings under existing credit facilities if required.

The complete terms and conditions of the Tender Offer will be set forth in the Offer to Purchase and Letter of Transmittal that will be sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the Information Agent for the Tender Offer, at (866) 470-4200 (toll-free) or (212) 430-3774 (collect). Questions regarding the Tender Offer may be directed to BofA Merrill Lynch, the Dealer Manager for the Tender Offer, at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. The Operating Partnership is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Brandywine Realty Trust, the Operating Partnership, the Dealer Manager or the Information Agent makes any recommendation in connection with the Tender Offer.

About Brandywine Realty Trust

Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, leases and manages an urban, town center and suburban office portfolio comprising 295 properties and 34.0 million square feet, including 219 properties and 24.5 million square feet owned on a consolidated basis and 57 properties and 7.0 million square feet in 19 unconsolidated real estate ventures all as of September 30, 2012. For more information, please visit www.brandywinerealty.com.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company

555 East Lancaster Avenue, Suite 100, Radnor, PA 19087                                     Phone: (610) 325-5600 Fax: (610) 325-5622

and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the Company’s ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2011. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

555 East Lancaster Avenue, Suite 100, Radnor, PA 19087                                     Phone: (610) 325-5600 Fax: (610) 325-5622